FOR IMMEDIATE RELEASE
DATE: April 25, 2024

HERITAGE FINANCIAL ANNOUNCES FIRST QUARTER 2024 RESULTS AND DECLARES REGULAR CASH DIVIDEND

•Net income was $5.7 million, or $0.16 per diluted share, for the first quarter of 2024 compared to $6.2 million, or $0.18 per diluted share, for the fourth quarter of 2023.
~~•~~Significant items in the first quarter of 2024 results include a loss on sale of securities of $10.0 million, or $0.22 per diluted share, and costs relating to expense management measures of $1.1 million, or $0.02 per diluted share.
•Loans receivable increased $92.5 million, or 2.1% (8.4% annualized), during the first quarter of 2024.
•Net interest margin was 3.32% for the first quarter of 2024 compared to 3.41% for the fourth quarter of 2023.
•Cost of total deposits was 1.19% for the first quarter of 2024 compared to 1.01% for the fourth quarter of 2023.
~~•~~Declared a regular cash dividend of $0.23 per share on April 24, 2024.
•Approved a new stock repurchase program authorizing the repurchase of up to 5% of the Company's outstanding shares, or approximately 1.7 million shares.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank (the "Bank"), today reported net income of $5.7 million for the first quarter of 2024 compared to $6.2 million for the fourth quarter of 2023 and $20.5 million for the first quarter of 2023. Diluted earnings per share for the first quarter of 2024 were $0.16 compared to $0.18 for the fourth quarter of 2023 and $0.58 for the first quarter of 2023.
In the first quarter of 2024, the Company incurred a pre-tax loss of $10.0 million on the sale of investment securities due to the strategic repositioning of its balance sheet, which affected diluted earnings per share by $0.22 for the quarter. The Company sold $144.0 million in investment securities with an estimated weighted average book yield of 2.37% and purchased $33.1 million of investment securities with an estimated weighted average book yield of 6.05%. The remaining proceeds from sales were invested in interest earning deposits with a current yield of 5.40%. As a result of these actions, we anticipate an estimated annualized improvement of $4.6 million in interest income. Similar actions were taken during the fourth quarter of 2023 for which we incurred a pre-tax loss of $10.0 million and estimated annualized improvement of $5.3 million in interest income. Further, approximately $1.1 million of severance costs were incurred in the first quarter of 2024 as part of expense management initiatives, which affected diluted earnings per share by $0.02 for the quarter.
Jeffrey J. Deuel, President and Chief Executive Officer of Heritage, commented, "We are pleased with our continued accomplishments in the first quarter including strong loan growth, repositioning of our balance sheet and expense management measures, which will strengthen our earnings in future periods. Although negatively impacting current earnings, we believe these actions will enhance our sustainable long-term returns for our shareholders."

Financial Highlights
The following table provides financial highlights at the dates and for the periods indicated:

	As of or for the Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(Dollars in thousands, except per share amounts)
Net income	$5,748	$6,233	$20,457
Pre-tax, pre-provision income(1)	$8,260	$8,001	$26,495
Diluted earnings per share	$0.16	$0.18	$0.58
Return on average assets(2)	0.33%	0.35%	1.17%
Pre-tax, pre-provision return on average assets(1)(2)	0.47%	0.44%	1.52%
Return on average common equity(2)	2.73%	3.04%	10.21%
Return on average tangible common equity(1)(2)	4.07%	4.69%	15.05%
Net interest margin(2)	3.32%	3.41%	3.91%
Cost of total deposits(2)	1.19%	1.01%	0.31%
Efficiency ratio	83.0%	84.2%	61.1%
Noninterest expense to average total assets(2)	2.29%	2.37%	2.39%
Total assets	$7,091,283	$7,174,957	$7,236,806
Loans receivable, net	$4,378,429	$4,287,628	$4,083,003
Total deposits	$5,532,327	$5,599,872	$5,789,022
Loan to deposit ratio(3)	80.0%	77.4%	71.3%
Book value per share	$24.43	$24.44	$23.53
Tangible book value per share(1)	$17.36	$17.40	$16.48
(1) See Non-GAAP Financial Measures section herein.
(2) Annualized.
(3) Loans receivable divided by total deposits.

Balance Sheet
Total investment securities decreased $143.3 million, or 7.6%, to $1.73 billion at March 31, 2024 from $1.87 billion at December 31, 2023. As previously discussed, the Company sold $144.0 million in investment securities at a loss of $10.0 million during the first quarter of 2024. These funds were redeployed in investment purchases of $33.1 million, loans and interest earning deposits. The following table summarizes the Company's investment securities at the dates indicated:

	March 31, 2024			December 31, 2023			$ Change in Carrying Value
	Amortized Cost	Net Unrealized Gain (Loss)	Fair Value	Amortized Cost	Net Unrealized Loss	Fair Value
	(Dollars in thousands)
Investment securities available for sale:
U.S. government and agency securities	$16,001	$(2,584)	$13,417	$16,047	$(2,297)	$13,750	$(333)
Municipal securities	83,788	(11,833)	71,955	92,231	(12,706)	79,525	(7,570)
Residential CMO and MBS(1)	519,152	(42,410)	476,742	555,518	(43,469)	512,049	(35,307)
Commercial CMO and MBS(1)	443,537	(34,069)	409,468	538,910	(34,652)	504,258	(94,790)
Corporate obligations	11,658	(467)	11,191	7,745	(132)	7,613	3,578
Other asset-backed securities	13,653	84	13,737	17,336	(178)	17,158	(3,421)
Total	$1,087,789	$(91,279)	$996,510	$1,227,787	$(93,434)	$1,134,353	$(137,843)

	March 31, 2024			December 31, 2023			$ Change in Carrying Value
	Amortized Cost	Net Unrecognized Loss	Fair Value	Amortized Cost	Net Unrecognized Loss	Fair Value
	(Dollars in thousands)
Investment securities held to maturity:
U.S. government and agency securities	$151,110	$(29,980)	$121,130	$151,075	$(27,701)	$123,374	$35
Residential CMO and MBS(1)	262,359	(17,439)	244,920	267,204	(14,101)	253,103	(4,845)
Commercial CMO and MBS(1)	320,537	(37,586)	282,951	321,163	(35,190)	285,973	(626)
Total	$734,006	$(85,005)	$649,001	$739,442	$(76,992)	$662,450	$(5,436)

Total investment securities	$1,821,795	$(176,284)	$1,645,511	$1,967,229	$(170,426)	$1,796,803
(1) U.S. government agency and government-sponsored enterprise mortgage-backed securities and collateralized mortgage obligations.
Loans receivable increased $92.5 million, or 2.1%, to $4.43 billion at March 31, 2024 from $4.34 billion at December 31, 2023. New loans funded in the first quarter of 2024 and fourth quarter of 2023 totaled $101.7 million and $113.4 million, respectively. Loan prepayments decreased slightly during the first quarter of 2024 to $39.1 million, compared to $42.8 million during the fourth quarter of 2023.
Commercial and industrial loans increased $42.1 million, or 5.9%, due primarily to new loan production of $37.4 million during the first quarter of 2024 and advances on outstanding commitments. Commercial and multifamily construction loans increased $36.7 million, or 10.9%, due primarily to advances on outstanding commitments. The following table summarizes the Company's loans receivable, net at the dates indicated:

	March 31, 2024		December 31, 2023		Change
	Balance	% of Total	Balance	% of Total	$	%
	(Dollars in thousands)
Commercial business:
Commercial and industrial	$760,391	17.2%	$718,291	16.6%	$42,100	5.9%
Owner-occupied commercial real estate ("CRE")	951,583	21.5	958,620	22.1	(7,037)	(0.7)
Non-owner occupied CRE	1,702,665	38.4	1,697,574	39.1	5,091	0.3
Total commercial business	3,414,639	77.1	3,374,485	77.8	40,154	1.2
Residential real estate	386,357	8.7	375,342	8.7	11,015	2.9
Real estate construction and land development:
Residential	84,081	1.9	78,610	1.8	5,471	7.0
Commercial and multifamily	372,532	8.4	335,819	7.7	36,713	10.9
Total real estate construction and land development	456,613	10.3	414,429	9.5	42,184	10.2
Consumer	170,556	3.9	171,371	4.0	(815)	(0.5)
Loans receivable	4,428,165	100.0%	4,335,627	100.0%	92,538	2.1
Allowance for credit losses on loans	(49,736)		(47,999)		(1,737)	3.6
Loans receivable, net	$4,378,429		$4,287,628		$90,801	2.1%
Total deposits decreased $67.5 million, or 1.2%, to $5.53 billion at March 31, 2024 from $5.60 billion at December 31, 2023. Certificates of deposit increased $86.7 million, or 12.5%, to $779.7 million at March 31, 2024 from $693.0 million at December 31, 2023 primarily due to transfers from non-maturity deposit accounts as customers moved balances to higher yielding accounts.
The following table summarizes the Company's total deposits at the dates indicated:

	March 31, 2024		December 31, 2023		Change
	Balance	% of Total	Balance	% of Total	$	%
	(Dollars in thousands)
Noninterest demand deposits	$1,637,111	29.5%	$1,715,847	30.7%	$(78,736)	(4.6)%
Interest bearing demand deposits	1,552,584	28.1	1,608,745	28.7	(56,161)	(3.5)

	March 31, 2024		December 31, 2023		Change
	Balance	% of Total	Balance	% of Total	$	%
	(Dollars in thousands)
Money market accounts	1,099,983	19.9	1,094,351	19.5	5,632	0.5
Savings accounts	462,974	8.4	487,956	8.7	(24,982)	(5.1)
Total non-maturity deposits	4,752,652	85.9	4,906,899	87.6	(154,247)	(3.1)
Certificates of deposit	779,675	14.1	692,973	12.4	86,702	12.5
Total deposits	$5,532,327	100.0%	$5,599,872	100.0%	$(67,545)	(1.2)%
Total borrowings were $500 million at March 31, 2024 and December 31, 2023. All borrowings were from the Federal Reserve Bank ("FRB") Bank Term Funding Program. Borrowings totaling $400 million mature in May 2024 while the remaining $100 million mature in January 2025.
Total stockholders' equity decreased $5.7 million, or 0.7%, to $847.6 million at March 31, 2024 compared to $853.3 million at December 31, 2023 due primarily to $8.1 million in dividends paid to common shareholders and $6.1 million in common stock repurchases offset partially by $5.7 million of net income recognized for the quarter and a $1.8 million decrease in accumulated other comprehensive loss, net.
The Company and Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them both to be categorized as “well-capitalized.” The following table summarizes capital ratios for the Company at the dates indicated:

	March 31, 2024	December 31, 2023	Change
Stockholders' equity to total assets	12.0%	11.9%	0.1%
Tangible common equity to tangible assets (1)	8.8	8.8	—
Common equity tier 1 capital ratio (2)	12.6	12.9	(0.3)
Leverage ratio (2)	10.0	10.0	—
Tier 1 capital ratio (2)	13.0	13.3	(0.3)
Total capital ratio (2)	13.9	14.1	(0.2)
(1) See Non-GAAP Financial Measures section herein.
(2) Current quarter ratios are estimates pending completion and filing of the Company’s regulatory reports.

Allowance for Credit Losses and Provision for Credit Losses
The allowance for credit losses ("ACL") on loans as a percentage of loans receivable was 1.12% at March 31, 2024 compared to 1.11% at December 31, 2023. During both the first quarter of 2024 and the fourth quarter of 2023, the Company recorded a $1.7 million provision for credit losses on loans. The provision for credit losses on loans during the first quarter of 2024 was primarily driven by loan growth during the quarter.
During the first quarter of 2024, the Company recorded a $312,000 reversal of provision for credit losses on unfunded commitments compared to a $246,000 reversal of provision for credit losses on unfunded commitments during the fourth quarter of 2023. The reversal of provision for credit losses on unfunded commitments during the first quarter of 2024 was due primarily to a $50.0 million decrease in the unfunded exposure on construction loans.
The following table provides detail on the changes in the ACL on loans and the ACL on unfunded, and the related provision for (reversal of) credit losses for the periods indicated:

	As of or for the Quarter Ended
	March 31, 2024			December 31, 2023				March 31, 2023
	ACL on Loans	ACL on Unfunded	Total	ACL on Loans	ACL on Unfunded		Total	ACL on Loans	ACL on Unfunded	Total
	(Dollars in thousands)
Balance, beginning of period	$47,999	$1,288	$49,287	$46,947	$1,534		$48,481	$42,986	$1,744	$44,730
Provision for (reversal of) credit losses	1,704	(312)	1,392	1,670	(246)		1,424	1,713	112	1,825
Net recoveries (net charge-offs)	33	—	33	(618)	—	—	(618)	(230)	—	(230)
Balance, end of period	$49,736	$976	$50,712	$47,999	$1,288		$49,287	$44,469	$1,856	$46,325

Credit Quality
The percentage of classified loans to loans receivable was unchanged at March 31, 2024 and December 31, 2023. Classified loans include loans rated substandard or worse. Total loans designated as special mention increased by $22.2 million to $102.2 million at March 31, 2024, compared to $80.0 million at December 31, 2023. This increase was primarily due to the downgrade of a $15.1 million commercial and multifamily construction loan and a $5.5 million commercial and industrial loan from pass to special mention. The following table illustrates total loans by risk rating and their respective percentage of total loans at the dates indicated:

	March 31, 2024		December 31, 2023
	Balance	% of Total	Balance	% of Total
	(Dollars in thousands)
Risk Rating:
Pass	$4,255,750	96.1%	$4,185,893	96.6%
Special Mention	102,232	2.3	79,977	1.8
Substandard	70,183	1.6	69,757	1.6
Total	$4,428,165	100.0%	$4,335,627	100.0%
Nonaccrual loans to loans receivable was 0.11% and 0.10% at March 31, 2024 and December 31, 2023, respectively. Changes in nonaccrual loans during the periods indicated were as follows:

	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
	(In thousands)
Balance, beginning of period	$4,468	$3,065	$5,906
Additions	593	2,149	468
Net principal payments and transfers to accruing status	(269)	(333)	(909)
Payoffs	—	(413)	(650)
Balance, end of period	$4,792	$4,468	$4,815

Liquidity
Total liquidity sources available at March 31, 2024 were $2.50 billion. This includes internal as well as external sources of liquidity. The Company has access to FHLB advances and the FRB Discount Window. The Company's available liquidity sources at March 31, 2024 represented a coverage ratio of 45.2% of total deposits and 122.3% of estimated uninsured deposits.
The following table summarizes the Company's available liquidity:

	Quarter Ended
	March 31, 2024	December 31, 2023
	(Dollars in thousands)
FRB borrowing availability	$71,300	$319,492
FHLB borrowing availability(1)	1,384,631	1,417,518
Unencumbered investment securities available for sale(2)	708,378	756,258
Cash and cash equivalents	189,647	224,973
Fed funds line borrowing availability with correspondent banks	145,000	145,000
Total available liquidity	$2,498,956	$2,863,241
(1) Includes FHLB total borrowing availability of $1.38 billion at March 31, 2024 based on pledged assets, however, maximum credit capacity is 45% of the Bank's total assets one quarter in arrears or $3.23 billion.
(2) Investment securities available for sale at fair value.

Net Interest Income and Net Interest Margin
Net interest income decreased $2.3 million, or 4.3%, during the first quarter of 2024 compared to the fourth quarter of 2023 due primarily to an increase of $2.4 million in interest expense. Net interest margin decreased nine basis points to 3.32% during the first quarter of 2024 from 3.41% during the fourth quarter of 2023.

The cost of interest bearing deposits increased 22 basis points to 1.70% for the first quarter of 2024 from 1.48% for the fourth quarter of 2023. This increase was primarily due to customers transferring balances from non-maturity deposits to higher rate certificates of deposit.
The yield on interest earning assets increased nine basis points to 4.79% for the first quarter of 2024 compared to 4.70% for the fourth quarter of 2023. The yield on loans receivable, net increased six basis points to 5.41% during the first quarter of 2024 compared to 5.35% during the fourth quarter of 2023 due to higher rates on new and renewed loans. The yield on taxable securities increased 14 basis points to 3.29% during the first quarter of 2024 compared to 3.15% during the fourth quarter of 2023 due to sales in the fourth quarter of 2023 and first quarter of 2024 of lower yielding investments offset by purchases of higher yielding investments.
Net interest income decreased $8.3 million, or 13.9%, during the first quarter of 2024 compared to the first quarter of 2023 and the net interest margin decreased 59 basis points to 3.32% from 3.91% during this same period. The decrease was due primarily to an increase in interest expense resulting from increased deposit rates and borrowing expense partially offset by an increase in yields earned on interest earning assets following increases in market interest rates.
The following table provides relevant net interest income information for the periods indicated:

	Quarter Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
	(Dollars in thousands)
Interest Earning Assets:
Loans receivable, net (2)(3)	$4,303,394	$57,862	5.41%	$4,233,743	$57,092	5.35%	$4,039,395	$50,450	5.07%
Taxable securities	1,810,709	14,834	3.29	1,824,205	14,488	3.15	2,007,339	14,657	2.96
Nontaxable securities (3)	21,302	181	3.42	37,382	300	3.18	82,893	586	2.87
Interest earning deposits	108,733	1,476	5.46	174,475	2,382	5.42	83,376	972	4.73
Total interest earning assets	6,244,138	74,353	4.79%	6,269,805	74,262	4.70%	6,213,003	66,665	4.35%
Noninterest earning assets	848,314			871,071			848,956
Total assets	$7,092,452			$7,140,876			$7,061,959
Interest Bearing Liabilities:
Certificates of deposit	$733,816	$7,671	4.20%	$638,101	$6,261	3.89%	$350,206	$1,224	1.42%
Savings accounts	475,075	230	0.19	497,484	231	0.18	601,166	142	0.10
Interest bearing demand and money market accounts	2,659,999	8,487	1.28	2,713,482	7,846	1.15	2,829,198	3,162	0.45
Total interest bearing deposits	3,868,890	16,388	1.70	3,849,067	14,338	1.48	3,780,570	4,528	0.49
Junior subordinated debentures	21,800	547	10.09	21,729	553	10.10	21,501	482	9.09
Securities sold under agreement to repurchase	—	—	—	17,511	5	0.11	43,202	47	0.44
Borrowings	500,660	5,888	4.73	459,784	5,495	4.74	145,605	1,766	4.92
Total interest bearing liabilities	4,391,350	22,823	2.09%	4,348,091	20,391	1.86%	3,990,878	6,823	0.69%
Noninterest demand deposits	1,657,132			1,772,261			2,068,688
Other noninterest bearing liabilities	197,023			207,141			189,893
Stockholders’ equity	846,947			813,383			812,500
Total liabilities and stockholders’ equity	$7,092,452			$7,140,876			$7,061,959
Net interest income and spread		$51,530	2.70%		$53,871	2.84%		$59,842	3.66%
Net interest margin			3.32%			3.41%			3.91%
(1)Annualized; average balances are calculated using daily balances.
(2) Average loans receivable, net includes loans held for sale and loans classified as nonaccrual, which carry a zero yield. Interest earned on loans receivable, net includes the amortization of net deferred loan fees of $809,000, $832,000 and $752,000 for the first quarter of 2024, fourth quarter of 2023 and first quarter of 2023, respectively.
(3) Yields on tax-exempt loans and securities have not been stated on a tax-equivalent basis.

Noninterest Income
Noninterest income increased $247,000 to a loss of $2.9 million during the first quarter of 2024 from a loss of $3.1 million during the fourth quarter of 2023. The losses for both the first quarter of 2024 and the fourth quarter of 2023 were due to strategic repositioning of the investment portfolio which resulted in a $10.0 million loss on the sale of investment securities during both periods. Card revenue decreased $105,000 during the first quarter of 2024 compared to the fourth quarter of 2023 due to annual incentives of $250,000 recognized in the fourth quarter of 2023. Bank owned life insurance income increased $266,000 due to the recognition of death benefits during the first quarter of 2024.
Noninterest income decreased $11.2 million from the same period in 2023 due primarily to a $10.0 million pre-tax loss on the sale of investment securities available for sale. The decline in other income was due to the gain on sale of Visa Inc. Class B common stock of $1.6 million recognized in the first quarter of 2023.
The following table presents the key components of noninterest income and the change for the periods indicated:

	Quarter Ended			Quarter Over Quarter Change		Prior Year Quarter Change
	March 31, 2024	December 31, 2023	March 31, 2023	$	%	$	%
	(Dollars in thousands)
Service charges and other fees	$2,788	$2,804	$2,624	$(16)	(0.6)%	$164	6.3%
Card revenue	1,839	1,944	2,000	(105)	(5.4)	(161)	(8.1)
Loss on sale of investment securities	(9,973)	(10,005)	(286)	32	(0.3)	(9,687)	3387.1
Gain on sale of loans, net	26	36	49	(10)	(27.8)	(23)	(46.9)
Interest rate swap fees	—	—	53	—	—	(53)	(100.0)
Bank owned life insurance income	920	654	709	266	40.7	211	29.8
Gain on sale of other assets, net	—	—	2	—	—	(2)	(100.0)
Other income	1,500	1,420	3,107	80	5.6	(1,607)	(51.7)
Total noninterest income (loss)	$(2,900)	$(3,147)	$8,258	$247	(7.8)%	$(11,158)	(135.1)%

Noninterest Expense
Noninterest expense decreased $2.4 million, or 5.5%, during the first quarter of 2024 from the fourth quarter of 2023. The decline was primarily due to decreases in data processing, professional services and marketing expenses, partially offset by an increase in compensation and employee benefits. Data processing expenses decreased due primarily to reduced ongoing expenses following technology-related contract renewals and terminations occurring in the fourth quarter of 2023, as well as a $320,000 accrual for the early termination of a technology-related contract expensed during the same period. Marketing expenses decreased due to expense management efforts during the first quarter of 2024. Professional services decreased primarily because of a $1.5 million expense for negotiation fees related to renewal of the core vendor contract during the fourth quarter of 2023. Compensation and employee benefits expenses increased during the first quarter of 2024 compared to the prior quarter, primarily due to $1.1 million in severance costs resulting from staff reductions.
Noninterest expense decreased $1.2 million, or 3.0%, during the first quarter of 2024 compared to the same period in 2023, primarily due to a decrease in data processing expense. Data processing expenses decreased primarily due to a decline in ongoing costs resulting from prior technology-related contract renewals and terminations. Amortization of intangible assets decreased due to a reduction in core deposit intangible expense. Marketing expenses decreased due to expense management efforts during the first quarter of 2024. The decrease was partially offset by an increase in state/municipal business and use tax due to an increase in gross revenue.
The following table presents the key components of noninterest expense and the change for the periods indicated:

	Quarter Ended			Quarter Over Quarter Change		Prior Year Quarter Change
	March 31, 2024	December 31, 2023	March 31, 2023	$	%	$	%
	(Dollars in thousands)
Compensation and employee benefits	$25,476	$24,758	$25,536	$718	2.9%	$(60)	(0.2)%
Occupancy and equipment	4,932	4,784	4,892	148	3.1	40	0.8
Data processing	3,537	4,863	4,342	(1,326)	(27.3)	(805)	(18.5)
Marketing	211	698	402	(487)	(69.8)	(191)	(47.5)
Professional services	567	2,266	628	(1,699)	(75.0)	(61)	(9.7)
State/municipal business and use taxes	1,300	909	1,008	391	43.0	292	29.0
Federal deposit insurance premium	795	847	850	(52)	(6.1)	(55)	(6.5)

	Quarter Ended			Quarter Over Quarter Change		Prior Year Quarter Change
	March 31, 2024	December 31, 2023	March 31, 2023	$	%	$	%
	(Dollars in thousands)
Amortization of intangible assets	421	593	623	(172)	(29.0)	(202)	(32.4)
Other expense	3,131	3,005	3,324	126	4.2	(193)	(5.8)
Total noninterest expense	$40,370	$42,723	$41,605	$(2,353)	(5.5)%	$(1,235)	(3.0)%

Income Tax Expense
Income tax expense increased during the first quarter of 2024 compared to the fourth quarter of 2023, and decreased compared to the first quarter of 2023. The increase in income tax expense during the current quarter compared to the prior quarter was primarily due to an increase in the effective income tax rate during the first quarter of 2024. The effective income tax rate was lower during the fourth quarter of 2023 due to a downward adjustment to the annualized effective tax rate as a result of lower pre-tax income in the fourth quarter of 2023. The decrease in pre-tax income increased the impact of favorable permanent tax items such as tax-exempt investments, investments in bank owned life insurance and tax credits. The effective income tax rate for the year ended December 31, 2023 was 15.3%. The decrease in income tax expense during the first quarter of 2024 compared to the same quarter in 2023 was due to lower pre-tax income.
The following table presents the income tax expense and related metrics and the change for the periods indicated:

	Quarter Ended			Change
	March 31, 2024	December 31, 2023	March 31, 2023	Quarter Over Quarter	Prior Year Quarter
	(Dollars in thousands)
Income before income taxes	$6,868	$6,577	$24,670	$291	$(17,802)
Income tax expense	$1,120	$344	$4,213	$776	$(3,093)
Effective income tax rate	16.3%	5.2%	17.1%	11.1%	(0.8)%

Dividends
On April 24, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per share. The dividend is payable on May 22, 2024 to shareholders of record as of the close of business on May 8, 2024.

Stock Repurchase Program
On April 24, 2024, the Company's Board of Directors authorized the repurchase of up to 5% of the Company's outstanding common shares or approximately 1.7 million shares. The number, timing and price of shares repurchased will depend on business and market conditions, and other factors, including opportunities to deploy the Company's capital.
The new stock repurchase program supersedes the previous stock repurchase program, which was authorized in March 2020 and allowed for the buyback of approximately 1.8 million shares. The previous program was substantially completed during the quarter ended March 31, 2024.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on Thursday, April 25, 2024 at 10:00 a.m. Pacific time. To access the call, please dial (833) 470-1428 -- access code 070217 a few minutes prior to 10:00 a.m. Pacific time. The call will be available for replay through May 2, 2024 by dialing (866) 813-9403 -- access code 294191.
About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branch network of 50 banking offices in Washington, Oregon and Idaho. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.
Contact
Jeffrey J. Deuel, President and Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President and Chief Financial Officer, (360) 943-1500

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: changes in general economic conditions nationally or in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth, or increased political instability due to acts of war; changes in the interest rate environment, including prior increases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing elevated inflation and the current and future monetary policies of the Federal Reserve in response thereto; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; the effects of any federal government shutdown; changes in the interest rate environment; the quality and composition of our securities portfolio and the impact of any adverse changes including market liquidity within the securities markets; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; credit and interest rate risks associated with the Company’s businesses, customers, borrowings, repayment, investment, and deposit practices; fluctuations in deposits; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; and other factors described in Heritage's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands, except shares)

	March 31, 2024	December 31, 2023
Assets
Cash on hand and in banks	$52,947	$55,851
Interest earning deposits	136,700	169,122
Cash and cash equivalents	189,647	224,973
Investment securities available for sale, at fair value (amortized cost of $1,087,789 and $1,227,787, respectively)	996,510	1,134,353
Investment securities held to maturity, at amortized cost (fair value of $649,001 and $662,450, respectively)	734,006	739,442
Total investment securities	1,730,516	1,873,795
Loans receivable	4,428,165	4,335,627
Allowance for credit losses on loans	(49,736)	(47,999)
Loans receivable, net	4,378,429	4,287,628
Premises and equipment, net	74,092	74,899
Federal Home Loan Bank stock, at cost	4,303	4,186
Bank owned life insurance	125,615	125,655
Accrued interest receivable	19,898	19,518
Prepaid expenses and other assets	323,472	318,571
Other intangible assets, net	4,372	4,793
Goodwill	240,939	240,939
Total assets	$7,091,283	$7,174,957

Liabilities and Stockholders' Equity
Non-interest bearing deposits	1,637,111	1,715,847
Interest bearing deposits	3,895,216	3,884,025
Total deposits	5,532,327	5,599,872
Borrowings	500,000	500,000
Junior subordinated debentures	21,838	21,765
Accrued expenses and other liabilities	189,538	200,059
Total liabilities	6,243,703	6,321,696

Common stock	544,636	549,748
Retained earnings	373,629	375,989
Accumulated other comprehensive loss, net	(70,685)	(72,476)
Total stockholders' equity	847,580	853,261
Total liabilities and stockholders' equity	$7,091,283	$7,174,957

Shares outstanding	34,689,843	34,906,233

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest Income
Interest and fees on loans	$57,862	$57,092	$50,450
Taxable interest on investment securities	14,834	14,488	14,657
Nontaxable interest on investment securities	181	300	586
Interest on interest earning deposits	1,476	2,382	972
Total interest income	74,353	74,262	66,665
Interest Expense
Deposits	16,388	14,338	4,528
Junior subordinated debentures	547	553	482
Securities sold under agreement to repurchase	—	5	47
Borrowings	5,888	5,495	1,766
Total interest expense	22,823	20,391	6,823
Net interest income	51,530	53,871	59,842
Provision for credit losses	1,392	1,424	1,825
Net interest income after provision for credit losses	50,138	52,447	58,017
Noninterest Income
Service charges and other fees	2,788	2,804	2,624
Card revenue	1,839	1,944	2,000
Loss on sale of investment securities, net	(9,973)	(10,005)	(286)
Gain on sale of loans, net	26	36	49
Interest rate swap fees	—	—	53
Bank owned life insurance income	920	654	709
Gain on sale of other assets, net	—	—	2
Other income	1,500	1,420	3,107
Total noninterest income (loss)	(2,900)	(3,147)	8,258
Noninterest Expense
Compensation and employee benefits	25,476	24,758	25,536
Occupancy and equipment	4,932	4,784	4,892
Data processing	3,537	4,863	4,342
Marketing	211	698	402
Professional services	567	2,266	628
State/municipal business and use taxes	1,300	909	1,008
Federal deposit insurance premium	795	847	850
Amortization of intangible assets	421	593	623
Other expense	3,131	3,005	3,324
Total noninterest expense	40,370	42,723	41,605
Income before income taxes	6,868	6,577	24,670
Income tax expense	1,120	344	4,213
Net income	$5,748	$6,233	$20,457

Basic earnings per share	$0.17	$0.18	$0.58
Diluted earnings per share	$0.16	$0.18	$0.58
Dividends declared per share	$0.23	$0.22	$0.22
Average shares outstanding - basic	34,825,471	34,902,029	35,108,390
Average shares outstanding - diluted	35,227,138	35,084,635	35,445,340

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS (Unaudited)
(Dollars in thousands)
Nonperforming Assets and Credit Quality Metrics:

	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Allowance for Credit Losses on Loans:
Balance, beginning of period	$47,999	$46,947	$42,986
Provision for credit losses on loans	1,704	1,670	1,713
Charge-offs:
Commercial business	(77)	(543)	(161)
Consumer	(123)	(166)	(153)
Total charge-offs	(200)	(709)	(314)
Recoveries:
Commercial business	217	30	51
Consumer	16	61	33
Total recoveries	233	91	84
Net recoveries (charge-offs)	33	(618)	(230)
Balance, end of period	$49,736	$47,999	$44,469
Net charge-offs on loans to average loans receivable, net(1)	—%	0.06%	0.02%
(1) Annualized.

	March 31, 2024	December 31, 2023
Nonperforming Assets:
Nonaccrual loans:
Commercial business	$4,792	$4,468
Total nonaccrual loans	4,792	4,468
Accruing loans past due 90 days or more	2,628	1,293
Total nonperforming loans	7,420	5,761
Other real estate owned	—	—
Nonperforming assets	$7,420	$5,761

ACL on loans to:
Loans receivable	1.12%	1.11%
Nonaccrual loans	1,037.90%	1,074.28%
Nonaccrual loans to loans receivable	0.11%	0.10%
Nonperforming loans to loans receivable	0.17%	0.13%
Nonperforming assets to total assets	0.10%	0.08%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Earnings:
Net interest income	$51,530	$53,871	$55,618	$55,824	$59,842
Provision for credit losses	1,392	1,424	(878)	1,909	1,825
Noninterest income (loss)	(2,900)	(3,147)	6,271	7,281	8,258
Noninterest expense	40,370	42,723	40,970	41,325	41,605
Net income	5,748	6,233	18,219	16,846	20,457
Pre-tax, pre-provision net income (3)	8,260	8,001	20,919	21,780	26,495
Basic earnings per share	$0.17	$0.18	$0.52	$0.48	$0.58
Diluted earnings per share	$0.16	$0.18	$0.51	$0.48	$0.58
Average Balances:
Loans receivable, net (1)	$4,303,394	$4,233,743	$4,201,554	$4,145,556	$4,039,395
Total investment securities	1,832,011	1,861,587	1,992,303	2,061,100	2,090,232
Total interest earning assets	6,244,138	6,269,805	6,363,043	6,297,410	6,213,003
Total assets	7,092,452	7,140,876	7,212,732	7,142,865	7,061,959
Total interest bearing deposits	3,868,890	3,849,067	3,841,148	3,755,005	3,780,570
Total noninterest demand deposits	1,657,132	1,772,261	1,859,374	1,900,640	2,068,688
Stockholders' equity	846,947	813,383	821,494	824,742	812,500
Financial Ratios:
Return on average assets (2)	0.33%	0.35%	1.00%	0.95%	1.17%
Pre-tax, pre-provision return on average assets (2)(3)	0.47	0.44	1.15	1.22	1.52
Return on average common equity (2)	2.73	3.04	8.80	8.19	10.21
Return on average tangible common equity (2) (3)	4.07	4.69	12.90	12.04	15.05
Efficiency ratio	83.0	84.2	66.2	65.5	61.1
Noninterest expense to average total assets (2)	2.29	2.37	2.25	2.32	2.39
Net interest spread (2)	2.70	2.84	2.95	3.11	3.66
Net interest margin (2)	3.32	3.41	3.47	3.56	3.91
(1) Average loans receivable, net includes loans held for sale.
(2) Annualized.
(3) See Non-GAAP Financial Measures section herein.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(Dollars in thousands, except per share amounts)

	As of or for the Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Select Balance Sheet:
Total assets	$7,091,283	$7,174,957	$7,150,588	$7,115,410	$7,236,806
Loans receivable, net	4,378,429	4,287,628	4,219,911	4,204,936	4,083,003
Total investment securities	1,730,516	1,873,795	1,894,392	2,030,826	2,078,235
Deposits	5,532,327	5,599,872	5,635,187	5,595,543	5,789,022
Noninterest demand deposits	1,637,111	1,715,847	1,789,293	1,857,492	1,982,909
Stockholders' equity	847,580	853,261	813,546	819,733	826,082
Financial Measures:
Book value per share	$24.43	$24.44	$23.31	$23.39	$23.53
Tangible book value per share (1)	17.36	17.40	16.25	16.34	16.48
Stockholders' equity to total assets	12.0%	11.9%	11.4%	11.5%	11.4%
Tangible common equity to tangible assets (1)	8.8	8.8	8.2	8.3	8.3
Loans to deposits ratio	80.0	77.4	75.7	76.0	71.3
Regulatory Capital Ratios:(2)
Common equity tier 1 capital ratio	12.6%	12.9%	12.9%	12.8%	12.9%
Leverage ratio	10.0	10.0	9.9	9.9	9.9
Tier 1 capital ratio	13.0	13.3	13.3	13.2	13.3
Total capital ratio	13.9	14.1	14.1	14.1	14.1
Credit Quality Metrics:
ACL on loans to:
Loans receivable	1.12%	1.11%	1.10%	1.09%	1.08%
Nonperforming loans	1,037.9	1,074.3	1,531.7	1,002.3	923.6
Nonaccrual loans to loans receivable	0.11	0.10	0.07	0.11	0.12
Nonperforming loans to loans receivable	0.17	0.13	0.12	0.16	0.17
Nonperforming assets to total assets	0.10	0.08	0.07	0.10	0.10
Net charge-offs (recoveries) on loans to average loans receivable, net(3)	—	0.06	(0.11)	—	0.02
Criticized Loans by Credit Quality Rating:
Special mention	$102,232	$79,977	$72,152	$84,623	$96,832
Substandard	70,183	69,757	62,653	58,653	48,824
Other Metrics:
Number of banking offices	50	50	50	51	51
Deposits per branch	$110,647	$111,997	$112,704	$109,717	$113,510
Average number of full-time equivalent employees	765	803	821	813	809
Average assets per full-time equivalent employee	9,271	8,893	8,785	8,786	8,729
(1) See Non-GAAP Financial Measures section herein.
(2) Current quarter ratios are estimates pending completion and filing of the Company’s regulatory reports.
(3) Annualized.

HERITAGE FINANCIAL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)
(Dollars in thousands, except per share amounts)
This earnings release contains certain financial measures not presented in accordance with Generally Accepted Accounting Principles ("GAAP") in addition to financial measures presented in accordance with GAAP. The Company has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital, performance and asset quality reflected in the current quarter and comparable period results and to facilitate comparison of its performance with the performance of its peers. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for financial measures presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.
The Company considers the tangible common equity to tangible assets ratio and tangible book value per share to be useful measurements of the adequacy of the Company’s capital levels.

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Tangible Common Equity to Tangible Assets and Tangible Book Value Per Share:
Total stockholders' equity (GAAP)	$847,580	$853,261	$813,546	$819,733	$826,082
Exclude intangible assets	(245,311)	(245,732)	(246,325)	(246,920)	(247,543)
Tangible common equity (non-GAAP)	$602,269	$607,529	$567,221	$572,813	$578,539

Total assets (GAAP)	$7,091,283	$7,174,957	$7,150,588	$7,115,410	$7,236,806
Exclude intangible assets	(245,311)	(245,732)	(246,325)	(246,920)	(247,543)
Tangible assets (non-GAAP)	$6,845,972	$6,929,225	$6,904,263	$6,868,490	$6,989,263

Stockholders' equity to total assets (GAAP)	12.0%	11.9%	11.4%	11.5%	11.4%
Tangible common equity to tangible assets (non-GAAP)	8.8%	8.8%	8.2%	8.3%	8.3%

Shares outstanding	34,689,843	34,906,233	34,901,076	35,047,800	35,108,120

Book value per share (GAAP)	$24.43	$24.44	$23.31	$23.39	$23.53
Tangible book value per share (non-GAAP)	$17.36	$17.40	$16.25	$16.34	$16.48

HERITAGE FINANCIAL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)
(Dollars in thousands, except per share amounts)
The Company considers the return on average tangible common equity ratio to be a useful measurement of the Company’s ability to generate returns for its common shareholders. By removing the impact of intangible assets and their related amortization and tax effects, the performance of the Company's ongoing business operations can be evaluated.

	Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Return on Average Tangible Common Equity, annualized:
Net income (GAAP)	$5,748	$6,233	$18,219	$16,846	$20,457
Add amortization of intangible assets	421	593	595	623	623
Exclude tax effect of adjustment	(88)	(125)	(125)	(131)	(131)
Tangible net income (non-GAAP)	$6,081	$6,701	$18,689	$17,338	$20,949

Average stockholders' equity (GAAP)	$846,947	$813,383	$821,494	$824,742	$812,500
Exclude average intangible assets	(245,536)	(246,022)	(246,663)	(247,278)	(247,922)
Average tangible common stockholders' equity (non-GAAP)	$601,411	$567,361	$574,831	$577,464	$564,578

Return on average common equity, annualized (GAAP)	2.73%	3.04%	8.80%	8.19%	10.21%
Return on average tangible common equity, annualized (non-GAAP)	4.07%	4.69%	12.90%	12.04%	15.05%
The Company believes that presenting pre-tax pre-provision income, which reflects its profitability before income taxes and provision for credit losses, and the pre-tax, pre-provision return on average assets are useful measurements in assessing its operating income and expenses by removing the volatility that may be associated with credit loss provisions.

	Quarter Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Pre-tax, Pre-provision Income and Pre-tax, Pre-provision Return on Average Assets, annualized:
Net income (GAAP)	$5,748	$6,233	$18,219	$16,846	$20,457
Add income tax expense	1,120	344	3,578	3,025	4,213
Add (subtract) provision for (reversal of) credit losses	1,392	1,424	(878)	1,909	1,825
Pre-tax, pre-provision income (non-GAAP)	$8,260	$8,001	$20,919	$21,780	$26,495

Average total assets (GAAP)	$7,092,452	$7,140,876	$7,212,732	$7,142,865	$7,061,959

Return on average assets, annualized (GAAP)	0.33%	0.35%	1.00%	0.95%	1.17%
Pre-tax, pre-provision return on average assets (non-GAAP)	0.47%	0.44%	1.15%	1.22%	1.52%